Exhibit 99.1

COMPANY CONTACT:

Stephen Briggs

Senior Vice President, Chief

Accounting Officer

Strategic Hotels & Resorts

(312) 658-5000

Paula Maggio

Senior Vice President, General Counsel

Strategic Hotels & Resorts

(312) 658-5000

FOR IMMEDIATE RELEASE

TUESDAY, MARCH 9, 2010

STRATEGIC HOTELS & RESORTS, INC. NAMES NEW CHIEF FINANCIAL OFFICER

CHICAGO – March 9, 2010 – Strategic Hotels & Resorts, Inc. (NYSE: BEE) today announced the appointment of Diane M. Morefield as Executive Vice President and Chief Financial Officer. Ms. Morefield succeeds James E. Mead and will assume her new responsibilities on April 12, 2010 at the Company’s corporate headquarters in Chicago, Illinois. Until Ms. Morefield’s arrival, Stephen Briggs, the Company’s Senior Vice President and Chief Accounting Officer, will assume the responsibilities of the office on an interim basis.

Ms. Morefield has both public and private company experience as a senior financial executive. Ms. Morefield served as Chief Financial Officer of Equity International (EI), a privately held investment company focused exclusively on real estate-related businesses operating outside of the United States until June, 2009. During this time, Ms. Morefield was responsible for financial reporting, investor relations, portfolio management, treasury and was actively involved in significant capital raising.

Prior to her work at EI, Ms. Morefield served as Chief Financial Officer of Joseph Freed & Associates, LLC, a family owned privately held real estate development company specializing in retail, residential and mixed-use developments. She was responsible for accounting, finance, treasury, information technology and human resources for the firm with approximately 150 employees and over $3 billion in real estate assets in operation or under development.

From 1997 to 2006, Ms. Morefield was employed by Equity Office Properties Trust, the largest publicly traded office REIT and owner of office buildings in the United States with revenues of approximately $3.3 billion and a total capitalization of approximately $30 billion. She most recently served as a Senior Vice President for the company’s Midwest region where she was responsible for the overall business strategy, financial performance, operations, management and leasing activity for the region with total revenues of over $450 million, a portfolio size of 19.5 million square feet and 300 employees. In addition, Ms. Morefield previously held the position of Senior Vice President of Investor and Public Relations where she was responsible for relations with Wall Street analysts, institutional investors and other shareholders.

Strategic Hotels & Resorts

Add 1

Ms. Morefield received a Masters in Business Administration from The University of Chicago and a Bachelors of Science in Accountancy from The University of Illinois. She is a Certified Public Accountant.

Said Laurence S. Geller, President and Chief Executive Officer of Strategic Hotels & Resorts, Inc., “Diane has a strong combination of deep real estate industry knowledge and sophisticated financial and capital markets expertise. Additionally, Diane has worked with many of our same key stakeholders on Wall Street both on the buy- and sell-side, as well as lenders and bankers, and we look forward to her proven discipline in managing our company’s financial assets. She also has the energy and enthusiasm that will be instrumental in helping BEE continue to execute our business strategy. We are all very excited to have Diane join our team.”

Mr. Geller added regarding Mr. Mead, whose last day with the Company was March 8, 2010, “We are profoundly grateful for Jim Mead’s important and meaningful contributions to our Company over the past five years. On behalf of the Board, management team, and staff at every level, we wish him continued success in his future endeavors.”

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 8,002 rooms. For a list of current properties and for further information, please visit the company’s website at www.strategichotels.com.

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